                                                                    EXHIBIT 2.2




     ----------------------------------------------------------------------

                                 TOWN EAST MALL

                             CONTRIBUTION AGREEMENT

     ----------------------------------------------------------------------





         Seller:          Atlantic Freeholds II,
                          a Nevada general partnership



                                      and



         TEM:             Town East Mall, L.P.,
                          a Delaware limited partnership



         Buyer:           Town East Mall Partnership,
                          a Texas general partnership





                                 June 10, 1997

    ----------------------------------------------------------------------

                                 TOWN EAST MALL

                             CONTRIBUTION AGREEMENT

     ----------------------------------------------------------------------


                               TABLE OF CONTENTS


                                                                                                                    Page
                                                                                                                    ----
Recital of Fact . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

1.       CONTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

2.       ESCROW AND CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

3.       CONDITIONS AND INSPECTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

4.       CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

5.       ADDITIONAL OBLIGATIONS OF PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

6.       OPERATION OF PROPERTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

7.       TITLE AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

8.       ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

9.       BROKERAGE COMMISSIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

10.      NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

11.      CONDEMNATION AND DESTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

12.      DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

13.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

                               TABLE OF EXHIBITS


                                                                                                              Page First
                                                                                                               Mentioned
                                                                                                              ----------
Exhibit A  -       Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Exhibit B  -        (Intentionally Omitted) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  ?
Exhibit C  -       Rent Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Exhibit D  -       Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Exhibit E  -       Service Contracts and Third Party Contracts  . . . . . . . . . . . . . . . . . . . . . .  3
Exhibit F  -       Special Warranty Deed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Exhibit G  -       Assignment and Assumption of REA . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Exhibit H  -       Bill of Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Exhibit I  -       Assignment and Assumption of Leases  . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Exhibit J  -       Security Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Exhibit K  -       Assignment and Assumption of Service Contracts                                            8
Exhibit L  -       Assignment of Intangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Exhibit M  -       Partnership Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Exhibit N  -       Management Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Exhibit O  -       FIRPTA Certificate                                                                        8
Exhibit P  -       Permitted Exceptions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Exhibit Q  -       Title Commitment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Exhibit R  -       Pending Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Exhibit S  -       Schedule of Reports and Studies  . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Exhibit T  -       Schedules of Regulatory Compliance . . . . . . . . . . . . . . . . . . . . . . . . . .   27
Exhibit U  -       Environmental Disclaimer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
Exhibit V  -       Asbestos Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
Exhibit W  -       Pending Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
Exhibit X  -       Opinion of Seller's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Exhibit Y  -       Opinion TEM's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Exhibit Z  -       Mortgage Estoppel and Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Exhibit AA -       Pending Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

                                 TOWN EAST MALL
                             CONTRIBUTION AGREEMENT


         THIS CONTRIBUTION AGREEMENT (the "Agreement") is made by and among ATLANTIC FREEHOLDS II, a Nevada general partnership ("Seller") and TOWN EAST MALL, L.P., a Delaware limited partnership ("TEM") and TOWN EAST MALL PARTNERSHIP, a Texas general partnership ("Buyer").

                                Recital of Fact

I.       The Mall

         Town East Mall (the "Mall") is a fully-enclosed, two-level regional shopping center containing a total of approximately 1,248,080 square feet of improvements. The Mall is located on approximately 99 acres of land and is located in Mesquite, Texas. A portion of the Mall and the real property on which it is located are owned by four anchor retail stores commonly known as "Sears", "J.C. Penney", "Foley's" and "Dillard's" (jointly, the "Anchors", and individually, an "Anchor"), who severally own a total of approximately 790,925 square feet of gross leasable area of the Mall and various parking lots on approximately 64.9 acres. Seller is the owner of the remaining portion of the Mall commonly known as the Mall Stores and Cinema (as hereinafter defined -- the "Improvements") composed of approximately 435,168 square feet of gross leasable area and a parking lot area, which collectively are located on approximately 34.5 acres of land, which is more particularly described on Exhibit "A" attached hereto and incorporated herein by reference (such real property together with all easements, rights, licenses, privileges rights-of-way, mineral rights and royalties, hereditaments and any other real property rights and interests appurtenant thereto, are hereinafter collectively referred to as the "Real Property").

II.      Encumbrances

         The Real Property is encumbered by a first deed of trust ("First Deed of Trust") executed by Homart Development Co. ("Homart") to Ben N. Boren, Trustee, dated December 8, 1971 and recorded in the Deed of Trust Records, Dallas County, Texas to secure the payment of a promissory note (the "First Note") dated

December 8, 1971 in the original principal amount of Fifteen Million Dollars ($15,000,000) payable to Connecticut General Life Insurance Company ("Mortgagee"); to further secure the First Note, Homart executed a Deed of Trust and Mortgage dated September 23, 1982 to Trustee (the "Additional Deed of Trust") and the First Deed of Trust was merged into and consolidated with the Additional Deed of Trust by Consolidation and Modification Agreement by and between Mortgagee and Homart dated September 23, 1982; the First Deed of Trust was further modified by Modification of Deed of Trust by and between Mortgagee and Atlantic Freeholds II dated March 28, 1987; and was further modified by Agreement Supplementing Deed of Trust by and between Atlantic Freeholds II and Mortgagee dated June 1, 1992.

         The Real Property is encumbered by a second deed of trust ("Second Deed of Trust") executed by Atlantic Freeholds II to Robert J. See, Jr., Trustee, dated March 28, 1987 and recorded in the Deed of Trust Records, Dallas County, Texas to secure the payment of a promissory note (the "Second Note") dated March 28, 1987 in the original principal amount of Fifty-Six Million Dollars ($56,000,000) payable to Mortgagee, as modified by Agreement Supplementing Deed of Trust by and between Atlantic Freeholds II and Mortgagee dated June 1, 1992.

III.     Reciprocal Easement Agreement

         The Mall and the parking areas owned by the Anchors and the Seller are governed by that certain Construction, Operation and Reciprocal Easement Agreement (the "REA") for the Mall dated January 11, 1971 and amended on September 23, 1982 by that certain First Amendment to Reciprocal Easement Agreement and by that certain Second Amendment to Construction, Operation, and Reciprocal Easement Agreement dated June 1, 1992.

IV.      Management

         The Mall is managed by General Growth Management, Inc., an affiliate of TEM ("Manager"). Prior to the management of the Mall by Manager, the mall was managed by Homart Development Company ("Homart"). TEM acquired substantially all of the regional mall business of Homart, including Homart's management operations in the Mall, in 1995 and continued the employment of certain key personnel of Homart in the management of the Mall through its affiliate, the Manager. Accordingly, TEM through the current management of the Mall by its affiliate and through the knowledge and experience of its current employees is thoroughly familiar with the leasing, operations and condition of the Mall and its improvements.

V.       The Partnership

         Seller and TEM are partners in Buyer under the terms of that certain Partnership Agreement dated June 10, 1997 (the "Partnership Agreement"), pursuant to which Buyer has been created as a general partnership under the provisions of the Texas Uniform Partnership Act. Pursuant to the terms of this Agreement, Seller and TEM intend to contribute to the capital of Buyer the assets described in this Agreement.

VI.      Property to be Transferred

         The property to be conveyed hereunder includes all of Seller's right, title and interest in:

         A.      The Real Property

         B. All buildings, structures, fixtures, facilities, installations, machinery, equipment and other improvements situated on the Real Property (the "Improvements") and all easements, rights, titles and interests appurtenant thereto;

         C. All retail leases, license agreements and possession agreements affecting the Real Property and Improvements together with any additions, modifications or amendments thereof entered into in accordance with the provisions of this Agreement (the "Leases"), which Leases are more particularly described on Exhibit "C" attached hereto and incorporated herein by reference (the "Rent Schedule");

         D. All equipment, furniture and fixtures and other personal property used in conjunction with the operation of the Real Property and Improvements (other than equipment, furniture and fixtures owned by Tenants under the Leases, the Anchors or the property manager, General Growth Management, Inc.) including the items described on Exhibit "D" attached hereto and incorporated herein by reference (the "Personal Property"), subject to depletions, replacements or additions thereto in the ordinary course of business of the Real Property and Improvements and any lease interest therein;

         E. The third party contracts or agreements pertaining to the Real Property or Improvements, such as service or utility contracts, which are more particularly described on Exhibit "E" attached hereto and incorporated herein by reference (the "Service Contracts").

         F. The interest of Seller in all intangible personal property owned by Seller and used in the operation of the Real Property and the Improvements, including (i) warranties, guaranties, indemnities and claims,
(ii) licenses, permits, or similar documents, (iii) telephone exchanges, trade names, marks and other identifying material, including without limitation all right, title and interest (if any) of Seller in and to the name "Town East Mall," (iv) plans, drawings, specifications, surveys, engineering reports, and other technical descriptions, (v) all records, books of account and papers of Seller relating to the construction, ownership and operation of the Property, including without limitation, architect's drawings, blue prints and as-built plans, maintenance logs, copies of warranties and guaranties, licenses and permits, instruction books, employee manuals, records and correspondence relating to insurance claims, financial statements, operating budgets, paper and electronic media copies of data and other information relating to the Property available from personal computers, structural, mechanical, geotechnical or other engineering studies, soil test reports, environmental reports, underground storage tank reports, feasibility studies, appraisals, ADA surveys or reports, OSHA asbestos surveys, marketing studies, mall documents and compilations, lease summaries and originals and/or copies of Leases, the REA and the Contracts and correspondence related thereto (collectively the "Books and Records"), all of which together are sometimes hereinafter referred to as the "Intangible Assets".

         G. All right, title and interest of Seller under the REA (Seller's "REA Interest").

         Seller's right, title and interest in the Real Property, the Improvements, the Leases, the Personal Property, the Service

Contracts, the Intangible Assets and Seller's REA Interest are hereinafter collectively referred to as the "Property". The effective date of this Agreement (the "Effective Date") shall be the date the second of Buyer or Seller executes this Agreement and delivers the fully-executed Agreement to the other party.

         Seller desires to contribute and transfer the Property to the capital of Buyer and TEM shall contribute to the capital of Buyer the amount of the Contribution Price, as adjusted pursuant to the terms of this Agreement and Buyer shall accept such contributions upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, Seller, TEM and Buyer hereby agree as follows:

         1.      CONTRIBUTION.

                 1.1 The Property. Seller shall contribute the Property to the capital of Buyer and Buyer shall acquire and accept the Property from Seller upon the terms and conditions hereinafter set forth.

                 1.2  Contribution Price.

                          (a)     TEM shall contribute to the capital of Buyer
an amount (" Contribution Price") which shall be Fifty-Six Million Five Hundred Thousand Dollars ($56,500,000), which amount is equal to one-half (1/2) of the value of the Property.

  (b)     Allocation of Contribution Price.  The Contribution Price is allocated as follows:

                          Real Property                     $ 6,283,645
                          Improvements                      $50,068,606
                          Personal Property                 $   147,749
                                                            -----------
                          TOTAL:                            $56,500,000

The Buyer and Seller agree (i) to jointly complete and separately file Form 8594 with their respective federal income tax return for the tax year in which the Close of Escrow (as hereinafter defined) occurs consistent with the above schedule, (ii) that Buyer shall make an IRC Section 754 election with respect to the Property and (iii) that no party will take a position on any return, information statement or writing relating to any tax, before any governmental agency charged with the collection of any such tax or in any judicial proceeding that is in any manner inconsistent with the terms of such allocation, without the written consent of the other party which consent shall not be unreasonably withheld or delayed.

                 1.3 Payment of Contribution Price. The Contribution Price as set forth in Section 1.2 shall be paid as follows:

                          (a)     On the Effective Date, TEM shall deliver an
initial deposit to Escrow Holder (as hereinafter defined) in escrow (as hereinafter defined, the "Escrow") in the sum of Five Hundred Sixty-Five Thousand Dollars ($565,000). After satisfaction or waiver of the conditions to TEM's obligations listed in Section 3.1, TEM shall deliver to Escrow Holder an additional deposit of One Million One Hundred Thirty Thousand Dollars ($1,130,000). The initial deposit, the additional deposit and all interest accrued thereon are hereinafter referred to as the "Deposit". The Deposit shall be paid into an interest-bearing account, which interest shall accrue for the benefit of TEM up to and including the close of escrow (as hereinafter defined, the "Close of Escrow") and on the Close of Escrow, the Deposit plus interest accrued thereon shall be credited against the Contribution Price. If this Agreement is terminated by TEM in accordance with its terms, TEM shall be entitled to the return of the Deposit plus interest accrued thereon.

                 IF TEM DEFAULTS FOR ANY REASON WHATSOEVER IN THE PERFORMANCE
OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND SUCH DEFAULT IS NOT CURED WITHIN
TEN (10) DAYS AFTER WRITTEN NOTICE THEREOF FROM SELLER TO TEM, AND SELLER IS
NOT IN DEFAULT, SELLER SHALL HAVE THE RIGHT TO RETAIN THE DEPOSIT PLUS ANY INTEREST EARNED THEREON AS SELLER'S DAMAGES FOR TEM'S DEFAULT. TEM AND SELLER AGREE THAT THEY HAVE MADE GOOD FAITH REASONABLE EFFORTS TO DETERMINE WHAT SELLER'S DAMAGES WOULD BE IN THE EVENT OF A DEFAULT BY TEM. SELLER AND TEM HAVE BEEN UNABLE TO ARRIVE AT ANY MEANINGFUL FORMULA OR MEASURE OF DAMAGES FOR TEM'S DEFAULT AND HAVE THEREFORE AGREED THAT SUCH DAMAGES WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE IN THE EVENT OF TEM'S

DEFAULT. THE DEPOSIT SHALL BE LIQUIDATED DAMAGES AND SHALL BE SELLER'S SOLE RIGHT TO DAMAGES AND SELLER WAIVES ALL RIGHT TO SPECIFIC PERFORMANCE, CONSEQUENTIAL DAMAGES, PUNITIVE DAMAGES OR ANY OTHER REMEDY.

                 BY INITIALING OR SIGNING WHERE INDICATED BELOW, THE PARTIES SPECIFICALLY APPROVE THIS LIQUIDATED DAMAGES PROVISION.

SELLER:  _________________                             TEM:  _________________

         If Seller defaults for any reason whatsoever in the performance of its obligations under this Agreement and such default is not cured within ten (10) days after written notice thereof from TEM to Seller, and TEM is not in default, then at TEM's sole and exclusive option either (i) upon notice to Escrow Holder the Deposit shall be immediately returned to TEM and thereupon this Agreement shall terminate and this Agreement shall be of no further force or effect, or (ii) TEM shall have the right to pursue an action for specific performance of the terms of this Agreement.

                          (b)     Buyer shall take title to the Property
subject to the First Deed of Trust and the Second Deed of Trust and TEM shall receive a credit against the Contribution Price for one-half (1/2) of the outstanding principal balance plus accrued but unpaid interest on the First Note and the Second Note as of the Close of Escrow.

                          (c)     The balance of the Contribution Price, plus
or minus prorations, shall be deposited together with TEM's portion of the closing costs and reimbursements required hereunder, in immediately available funds to a bank account designated by Escrow Holder on or before the Close of Escrow and shall be paid toward the Contribution Price at the Close of Escrow.

         2.      ESCROW AND CLOSING.

                 2.1 Escrow. The closing of the contribution of the Property shall take place at the offices of Chicago Title Insurance Company ("Escrow Holder"), 388 Market Street, San Francisco, California 94111, Attention: Rita Abbey, (415) 788-0871.

                 2.2 Closing. The closing of the Escrow (the "Closing" or the "Close of Escrow") shall occur on June 11, 1997 (the "Closing Date") or such other date as the parties shall mutually agree.

                 2.3 The Close of Escrow shall be in accordance with the following terms, conditions and restrictions:

                          (a)     Escrow Authorization and Commitment of
Parties. A fully-executed copy of this Agreement shall be deposited with Escrow Holder as escrow instructions within ten (10) days of the date hereof. Amended and/or additional instructions ("Additional Escrow Instructions") not inconsistent with the terms and conditions of this Agreement may be received into Escrow from TEM and Seller. Escrow Holder is hereby authorized and instructed to deliver the documents and moneys to be deposited into Escrow as hereinafter provided, with the terms and conditions contained herein to apply to the Escrow. Seller, TEM and Buyer shall, prior to Close of Escrow, execute any and all documents and perform any and all acts reasonably necessary or appropriate to close the transactions pursuant to the terms of this Agreement.

                          (b)     Documents to be Deposited with Escrow Holder
by Seller. On or before the Close of Escrow, Seller shall deposit into Escrow for delivery to Buyer upon the close hereof (the "Seller Closing Documents"):

                               (i)        An executed special warranty deed
(the "Deed") in the form attached hereto as Exhibit "F" conveying the Real Property and Improvements to Buyer subject only to the Permitted Exceptions;

                              (ii)         An instrument of assignment (the
"Assignment and Assumption of REA") in the form attached hereto as Exhibit "G" assigning to Buyer Seller's right, title and interest in and to the REA;

                             (iii)         An executed bill of sale (the "Bill
of Sale") in the form attached hereto as Exhibit "H" conveying the Personal Property to Buyer;

                              (iv)       An executed instrument of assignment
and assumption in the forms attached hereto as Exhibit "I" (the "Assignment and Assumption of Leases") assigning to Buyer Seller's right, title and interest in and to:

                                         (1)     Any Lease with respect to any
tenancy or occupancy in the Property in force as of the Close of Escrow, and any personal guaranty or guaranties of any such Lease.

                                         (2)     The security deposits or
cleaning deposit, key deposit, advance rentals, or similar items paid to or for the benefit of Seller by any tenant of the Property as are more particularly described on Exhibit "J" attached hereto (the "Security Deposits").

                               (v)       An instrument of assignment covering
all Service Contracts (the "Assignment and Assumption of Service Contracts") in the form attached hereto as Exhibit "K";

                              (vi)       Executed assignment or assignments
assigning to Buyer the Intangible Assets, if any, in the form attached hereto as Exhibit "L";

                             (vii)       An executed counterpart of the
Partnership Agreement (the "Partnership Agreement") in the form attached hereto as Exhibit "M";

                            (viii)       Executed Management Agreement (the
"Management Agreement") in the form attached hereto as Exhibit "N".

                              (ix)       A FIRPTA Certificate, in the form
attached hereto as Exhibit "O", duly executed and acknowledged.

                               (x)       Closing Statements duly executed by
Seller.

                              (xi)       An updated, revised litigation
schedule.

                             (xii)       Evidence of the authority of Seller
to execute, and perform under the terms of, this Agreement.

                            (xiii)         Evidence of authority of each
general partner of Seller to execute, and perform on behalf of Seller, this Agreement.

                             (xiv)         The Mortgagee Estoppel (as
hereinafter defined).

                              (xv)         A written certificate executed on
behalf of Seller and addressed to TEM and Buyer to the effect that all of the representations and warranties of Seller herein contained in Section 7.1 are true and correct in all material respects as of the Closing Date with the same force and effect as though remade and repeated in full on and as of the Closing Date or stating the specific respects, if any, in which any of the representations and warranties is untrue.

                             (xvi)         Certificate issued by the Nevada
Secretary of State, dated not more than ten (10) days prior to the Closing Date, certifying the good standing of the respective general partners of Seller.

                            (xvii)         Copies of the Articles of
Organization of each of the general partners of Seller and any amendments thereto, certified by the Secretary of State of their respective states of incorporation, as of a date not more than ten (10) days prior to the Closing Date, together with a certificate of an officer of such general partner to the effect that the Articles of Organization thereof, as certified by the Secretary of State aforesaid, have not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date.

                           (xviii)         An opinion or opinions of counsel
for Seller dated as of the Closing Date, in the form of Exhibit "X" attached hereto and otherwise in form and substance reasonably acceptable to TEM.

                             (xix)         An updated Rent Roll showing amounts
payable as of the Closing Date or a date not more than five (5) days prior thereto.

                              (xx)         The instruments, documents or
certificates as are customarily required by the Title Company to be executed or provided by Seller as a condition to the issuance of the Title Policy at the Closing pursuant to the Title Commitment, including, without limitation, owner's affidavits, mechanics' lien affidavits, personal undertakings and ALTA Statements.

                             (xxi)         All additional documents,
instruments, amendments or supplements as in the reasonable opinion of TEM's and Seller's counsels and their respective representatives are necessary for the proper consummation of the transactions contemplated by this Agreement.

The original Leases, or copies, if originals are unavailable, of all Licenses and Permits, the plans and specifications for the Improvements, to the extent available, the Books and Records and all keys and entrance cards in Seller's possession to all locks on the Property, tagged for identification, shall remain at the Property in the offices of the Property staff.

                          (c)     Documents to be Deposited with Escrow Holder
by Buyer. On or before the Close of Escrow, Buyer shall deposit the following into Escrow.

                               (i)         an executed counterpart of the
Assignment and Assumption of REA.

                              (ii)         an executed counterpart of the
Assignment and Assumption of Leases.

                             (iii)         an executed counterpart of the
Assignment and Assumption of Services Contracts.

                              (iv)         Evidence of the authority of Buyer
to execute and perform this Agreement.

                               (v)         A Closing Statement duly executed by
Buyer.

                              (vi)         An executed counterpart of the
Partnership Agreement.

                             (vii)         An executed counterpart of the
Management Agreement.

                            (viii)         A certificate issued by the
Secretary of State of Delaware, dated not more than ten (10) days prior to the Closing Date, certifying the good standing of TEM.

                              (ix)         A copy of the Agreement of Limited
Partnership of TEM and any amendments thereto, certified by an officer of the general partner of TEM to the effect that the Agreement of Limited Partnership thereof has not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date.

                               (x)         An opinion or opinions of counsel
for TEM dated as of the Closing Date, in the form of Exhibit "Y" attached hereto and otherwise in form and substance reasonably acceptable to Seller.

                              (xi)         All additional documents,
instruments, amendments or supplements as in the reasonable opinion of Seller's and TEM's counsel and their respective representatives are necessary for the proper consummation of the transactions contemplated by this Agreement.

                          (d)     Sums to be Deposited with Escrow Holder by
TEM. On or before the Close of Escrow, TEM shall deposit with Escrow Holder the sums as provided in Section 1.3, together with all additional documents, instruments, amendments or supplements as in the reasonable opinion of TEM's and Seller's counsels and their respective representatives are necessary for the proper consummation of the transactions contemplated by this Agreement.

                          (e)     Title Insurance.  Title Company shall furnish
to Buyer a Texas Land Title Association owners policy of title insurance (together with reinsurance and direct access agreements reasonably acceptable to Buyer) (the "Title Policy") in the amount of the Purchase Price from the Title Company, insuring fee title to the Property vested in Buyer as of the Close of Escrow, subject only to the permitted exceptions listed on Exhibit "P" attached hereto and incorporated herein by reference (the "Permitted Exceptions") and the standard printed exceptions and other common exceptions generally included in Schedule B of Title Binders endorsed as provided in the following paragraph and with the standard survey exception deleted except for "shortages in area". The cost of the Title Commitment, Title Policy and all search charges shall be borne equally by TEM and Seller.

                 Attached hereto as Exhibit "Q" is the Title Commitment issued by the Title Company showing the state of title of the Property. Buyer shall have no obligation to accept or approve any exceptions on the Title Commitment except to the extent mentioned above. If after Buyer's approval of the Title Commitment any additional items except the Permitted Exceptions are shown in the Title Policy to be provided to Buyer hereunder and Seller fails to remove the same or cause the Title Company to insure over such item by endorsement approved by TEM prior to the Close of Escrow, TEM shall have the right to either (x) complete the transactions hereunder and accept the effect of the additional items; provided, however, that TEM shall thereupon have the right to deduct from the Contribution Price the amount of any such additional item which is a monetary lien of a fixed and ascertainable amount not in excess of Five Hundred Thousand Dollars ($500,000); or (y) terminate the Escrow as TEM's and Buyer's sole and exclusive remedy prior to the Close of Escrow and the Deposit and all interest earned thereon shall be returned to TEM in full. Seller shall remove or insure over any monetary liens which show as an exception to the Title Commitment and not approved above. Seller shall execute and deliver such affidavits as may reasonably be required by the Title Company, including an affidavit to enable the Title Company to limit any exception in policies for "rights of Tenants or rights of parties in possession" to the "occupancy rights of Tenants as Tenants only under the space leases with no right or option to purchase the Property or any portion thereof" listed in the current schedule to be delivered by Seller to Buyer at the Close of Escrow as provided herein. At least ten (10) business days prior to the date of the Close of Escrow, the Title Company shall furnish Buyer with a pro forma of each Title Policy (including all of the co-insurance, reinsurance and direct access agreements which constitute part thereof) substantially as the Title Company is prepared (subject to events occurring after the date and time of such pro forma and prior to Close of Escrow) to bind itself to issue as the Title Policy.

                          (f)     Survey.  Within ten (10) days after the
Effective Date, Seller, at Seller's expense, shall deliver to TEM an update of the ALTA Survey of the Mall prepared by Robert G.

Wood of Raymond L. Goodson Jr., Inc. (Job No. 4757) dated September 16, 1986 and most recently updated November 12, 1996 (the "Survey"), certified to the Title Company, Seller, TEM and Buyer. The Survey shall be updated to a date on or after May 1, 1997, to accuracy standards under the "Minimum Standard Detail Requirements for ALTA/ACSM Land Surveys" jointly established by the American Land Title Association and American Congress on Surveying and Mapping currently in effect and containing Table A Optional Survey Responsibilities and Specifications 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11 and 13. If the
updated Survey discloses any additional items except the Permitted Exceptions and Seller fails to remove the same prior to the Close of Escrow, TEM shall have the right to either (x) complete the transactions hereunder and accept the effect of the additional items; or (y) terminate the Escrow as TEM's and Buyer's sole and exclusive remedy prior to the Close of Escrow and the Deposit and all interest earned thereon shall be returned to TEM in full.

                          (g)     Duties of Escrow Holder.  On the Close of
Escrow, Escrow Holder shall (1) cause the Deed, and the Assignment and Assumption of REA, and the Assignment and Assumption of Leases (as to those Leases that are recorded only) to be recorded in the Office of the County Recorder of Dallas County, Texas, (2) deliver to Buyer the Title Policy, (3) deliver to Seller the cash proceeds in accordance with the Closing Statement, and (4) forward to Buyer and Seller, in duplicate, an accounting of all funds received and disbursed and copies of all executed and recorded or filed documents deposited into Escrow, with such recording and filing dated endorsed thereon.

                          (h)     Prorations - General.  All rentals, revenues
and other income of the Property, if any, and all utilities, real estate taxes, maintenance charges and other regular operating expenses of the Property, if any, shall be paid or shall be prorated between Seller and the Buyer in accordance with the provisions set forth in Sections 2.3(h) through (q) inclusive. For purposes of the prorations and adjustments to be made, the Buyer shall be deemed to own the Property and therefore shall be entitled to any revenues and responsible for any expenses for the entire day upon which the Closing occurs. Any apportionments and prorations which are not expressly provided for below shall be made in accordance with the customary practice in the metropolitan Dallas, Texas area. Seller and Buyer shall cause their accountants to prepare the schedules of adjustments (the "Closing Statement") prior to the Proration Date. Any net adjustment in favor of the Buyer shall be paid in the form of a credit to the Purchase Price. Any net adjustment in favor of the Seller shall be paid in cash or cash equivalent by Buyer to Seller at Closing. A copy of the Closing Statement agreed upon by Seller and Buyer shall be executed by both Seller and Buyer and delivered to the Title Company at the Closing. All Rentals received by Seller or any of its affiliates or its general partners related to any period after the Proration Date shall be immediately paid to Buyer. The parties shall make an interim closing adjustment (the "Interim Closing Adjustment") on July 31, 1997 and a final closing adjustment (the "Final Closing Adjustment") on July 31, 1998.
The Interim Closing Adjustment and the Final Closing Adjustment are jointly referred to as the "Closing Adjustments".

                          (i)     Prorations - Rentals.  Rentals shall be
prorated upon the Closing in accordance with the following provisions.

                               (i)         Minimum Rent.  Subject to Subsection
2.3(g)(iv) below with respect to Delinquent Rentals, Minimum Rent shall be prorated between Seller and Buyer as of the Proration Date on an accrual basis based on the actual number of days in the month during which the Closing occurs. Seller shall be entitled to all Minimum Rent which accrues up to and including the Proration Date and Buyer shall be entitled to all Minimum Rent which accrues after the Proration Date.

                              (ii)         Additional Rental.  Subject to
Subsection 2.3(i)(iv) below with respect to Delinquent Rentals, and Section 2.3(m) with respect to the Closing Adjustments, estimated monthly or quarterly payments made by Tenants of the Property, or parties to the REA, in advance based upon projected Additional Rentals shall be prorated between Seller and Buyer as of the Proration Date on an accrual basis based on the actual number of days in the month during which the Closing occurs. Seller shall be entitled to all Additional Rent which accrues up to and including the Proration Date and Buyer shall be entitled to all Additional Rent which accrues after the Proration Date.

                             (iii)         Percentage Rent.  Percentage Rent
(if any) payable by a Tenant under each Lease shall be separately prorated as of the Proration Date between Seller and Buyer in the manner provided in this Subsection 2.3(g)(iii). Such proration shall be made on a Lease-by-Lease basis and shall be based upon the fiscal year set forth in each Lease for the determination of Percentage Rent. The actual fiscal year for Percentage Rent during which the Closing occurs is hereinafter referred to as the "Applicable Percentage Rent Fiscal Year". To the extent a Tenant makes monthly or quarterly interim payments on account of Percentage Rent, the Seller shall initially retain all such interim payments of Percentage Rent received by the Seller up to and including the Proration Date until a Closing Adjustment occurs and Buyer shall initially retain all such interim payments of Percentage Rent received by Buyer after the Proration Date until a Closing Adjustment occurs. At each Closing Adjustment, the Seller and Buyer shall prorate the total annual Percentage Rent due from a Tenant for such Tenant's Applicable Percentage Rent Fiscal Year as follows: (a) Seller shall be entitled to the portion of the Percentage Rent payable by each Tenant equal to the product obtained by multiplying the total annual Percentage Rent paid by each such Tenant by a fraction, the numerator of which is the number of days in the Applicable Percentage Rent Fiscal Year up to and including the Proration Date and the denominator of which is the number of days in the Applicable Percentage Rent Fiscal Year; and (b) the Buyer shall be entitled to the portion of the Percentage Rent payable by each Tenant equal to the product obtained by multiplying the total annual Percentage Rent paid by each such Tenant by a fraction, the numerator of which is the number of days in the Applicable Percentage Rent Fiscal Year after the Proration Date and the denominator of which is the number of days in the Applicable Percentage Rent Fiscal Year.

                              (iv)         Delinquent Rental.  As used herein,
"Delinquent Rentals" means Rentals which are due and payable by a Tenant on or prior to the Proration Date but which have not been paid by the Proration Date. Delinquent Rentals shall be prorated between Seller and Buyer as of the Proration Date, but not until they are actually collected by Buyer. Buyer shall have the right after the Closing to collect Delinquent Rentals relating to the period prior to the Proration Date, but shall not be obligated to do so. Upon the Final Closing Adjustment, any Delinquent Rentals which have not as yet been paid shall be assigned to Seller. After the Closing and continuing through and after the Final Closing Adjustment, without the express written consent of Buyer, the Seller shall not take, nor cause Buyer to take, any action against a Tenant owing Delinquent Rentals which would affect such Tenant's right to occupy its leased premises. Rentals collected by Buyer after the Closing, shall be applied in the following order of priority: (a) first, to the particular rental obligation, if any, for which the Tenant designates the payment has been made (e.g., by a notation on the Tenant's check or in an accompanying cover letter or if the payment is made in response to an invoice submitted to the Tenant); and (b) secondly, against the Tenant's Rental obligations in reverse chronological order in which they accrue. All Delinquent Rentals received by Buyer or any of its affiliates after the Proration Date shall be immediately applied in accordance with the above and any amount owing to Seller shall be immediately paid upon application, less the amount of any management fee or compensation paid or due to Manager with respect to such Delinquent Rentals; however, in no event later than thirty (30) days after collection.

                                  (A)  Seller shall have the right to commence
         litigation against the Tenants owing Delinquent Rents (the "Delinquent Tenants") to collect the Delinquent Rentals, which pursuant to the above, the Seller is entitled to as and when collected. Seller may proceed with counsel of its own choosing, and at its own expense, to collect any such Delinquent Rentals due by the Delinquent Tenants which are allocable to Seller, provided that Seller shall not seek (i) termination of any Lease; (ii) eviction of any Delinquent Tenant; nor
         (iii) to levy against the Delinquent Tenant's interests in the Lease, all without the prior written consent of Buyer.

                                  (B)      In the event a Delinquent Tenant
         owes Delinquent Rental which is properly allocable to both Seller and Buyer, Seller and Buyer shall cooperate in collecting such Delinquent Rental. If Seller desires to commence litigation as to Delinquent Rentals properly allocable to it, but Buyer does not so desire to commence litigation, then Seller may commence litigation as set forth in (A) above. If both parties desire to commence litigation, Buyer shall institute such litigation on its behalf and Seller's share of any recovery of the Delinquent Rentals from such litigation, after the payment of all expenses in connection therewith, shall be apportioned between Buyer and Seller in accordance with this Subsection 2.3(i)(iv).

                          (j)     Proration - Taxes and Assessments.  All
non-delinquent real estate and personal property taxes on the Property not otherwise reimbursed by Tenants under their Leases or by a party to the REA shall be prorated between the Seller and Buyer on an accrual basis, based upon the actual current tax bill for the tax year in which the Closing occurs. If the most recent tax bill received by Seller as of the Proration Date is not the actual current tax bill, then the Seller and Buyer shall re-prorate the real estate and personal property taxes at the Final Closing Adjustment if the actual current tax bill is then available. All amounts payable for real estate and personal property taxes accruing up to and including the Proration Date shall be the obligation of the Seller and all amounts payable for real estate and personal property taxes accruing after the Proration Date shall be the obligation of Buyer. If, after the Proration Date, any additional or supplemental real estate and personal property taxes are assessed against the Property by reason of back assessments, corrections to previous tax bills or other events occurring up to and including the Proration Date, the Seller and Buyer shall re-prorate the real estate and personal property taxes at the Final Closing Adjustment to provide the appropriate credit. Any delinquent real estate and personal property taxes on the Property shall be paid by Seller at the Closing.

                          (k)     Proration - Operating Expenses, Interest and
Insurance Premiums. All costs, expenses, charges and fees for sewer, water, electricity, heat and air-conditioning service and other utilities, common area maintenance charges, insurance premiums, rental and privilege taxes, business occupation taxes, promotional expenses, the Roof Repair Fund, periodic charges payable under Service Contracts which are assigned to Buyer, periodic fees payable under transferable Licenses and Permits for the operation (as opposed to the construction) of the Property, periodic charges under the REA, any payroll, employee benefits, employee related taxes or other labor costs paid by Seller (if assumed by Buyer directly or indirectly) and any other costs incurred in the ordinary course of business for the management and operation of the Property, the interest on the First Note and the Second Note (based on a 30 day month and a 360 day year) and insurance premiums shall be prorated between Seller and Buyer on an accrual basis, based on the actual number of days in the month during which the Closing occurs. The Seller shall be responsible for all such expenses that are attributable to the period up to and including the Proration Date and Buyer shall be responsible for all such expenses which are attributable to the period after the Proration Date. To the extent commercially reasonably and practicable, Seller shall obtain billings and meter readings as of the day up to and including the Proration Date to aid in such prorations. If billings or meter readings as of the day up to and including the Proration Date are obtained, adjustments of any costs, expenses, charges or fees shown thereon shall be made in accordance with such billings or meter readings.

                          (l)     Proration - Security Deposits and Other
Tenant Credits. At the Closing, Buyer shall be credited with and the Seller shall be charged with an amount equal to the sum of (i) the Security Deposits (and any interest due to Tenants thereon, if any) being held by Seller or any other person under the Leases as designated on the Rent Schedule, plus (ii) the amount of any other credits due Tenants. Upon the Closing, the Seller shall be entitled to retain the Security Deposits or other such credits due Tenants, for which Buyer has been credited and Seller has been charged pursuant to this Subsection 2.3(l).

                          (m)     Adjustment Dates.  On July 31, 1997, Seller
and Buyer shall make an interim adjustment (the "Interim Closing Adjustment") and no later than July 31, 1998, Seller and Buyer shall make a final adjustment (the "Final Closing Adjustment") to the prorations, each pursuant to this Subsection 2.3(m). The Interim Closing Adjustment and the Final Closing Adjustment shall be made as set forth below in this Subsection 2.3(m).

                               (i)         General.  Payment of Delinquent
Rentals collected by Buyer after the Proration Date which have not been adjusted at the Interim Closing Adjustment and which are attributable to the period up to and including the Proration Date, shall be made by Buyer to Seller when and as collected and as soon as practicable following receipt. All other adjustments or prorations which could not be determined at the Closing or the Interim Closing Adjustment due to the lack of actual statements, bills or invoices for the current period, the year-end adjustment of Additional Rentals, the unavailability of final sales figures or amounts for Percentage Rent or for any other reason shall be made at the Final Closing Adjustment. Any net adjustment determined at each respective Adjustment Date in favor of Buyer shall be paid in cash or cash equivalent by the Seller to Buyer no later than twenty (20) days after the respective Adjustment Date. Any net adjustment in favor of the Seller shall be paid in cash or cash equivalent by Buyer to the Seller no later than twenty
(20) days after the respective Adjustment Date.

                              (ii)         Additional Rental Adjustment.  The
actual amount of Additional Rentals paid by each Tenant of the Property for the annual period in which the Proration Date occurs (as distinguished from the estimated amounts prorated as of the Proration Date pursuant to Subsection 2.3(i)(ii) above) shall be separately prorated between the Seller and Buyer as of the Proration Date based on the actual number of days in the annual period during which the Proration Date occurs. Buyer shall pay to Seller an amount (if any) equal to the excess of (1) the product obtained by multiplying (A) the total amount of Additional Rentals paid by the Tenant to Seller and the Buyer for the annual period during which the Proration Date occurs, by (B) a fraction, the numerator of which is the number of days in the annual period up to and including the Proration Date and the denominator of which is the total number of days in the annual period over (2) the sum of (X) the total amount of the monthly or quarterly payments of estimated Additional Rentals actually collected by Seller from the Tenant for the months or quarters preceding the month or quarter during which the Proration Date occurs, (Y) a pro-rated portion of the monthly or quarterly estimated Additional Rentals paid by the Tenant for the month or quarter during which the Proration Date occurs (i.e., the amount of the adjustment pursuant to Section 2.3(i)(ii) above) and (Z) the entire amount of the monthly or quarterly estimated Additional Rentals which constitutes Delinquent Rentals and which is collected by the Buyer from the Tenant after the Proration Date and paid over to Seller by the Buyer pursuant to Subsection 2.3(i)(iv) above. If, for any Tenant, the Additional Rent received by Seller, up to and including the Proration Date, exceeds the product obtained above, the Seller shall pay the excess to Buyer. If the total sum of all advance payments of projected Additional Rentals exceeds the Additional Rentals actually due from the Tenant for the annual period in which the Proration Date occurs, Buyer shall remit or credit the Tenant with such excess.

                             (iii)         Percentage Rent Adjustment.  To the
extent the sum of all interim payments on account of Percentage Rent collected by the Seller from each Tenant for the Applicable Percentage Rent Fiscal Year exceeds the amount of Percentage Rent to which Seller is entitled with respect to such Tenant pursuant to Subsection 2.3(i)(iii), the Seller shall pay such excess to Buyer. To the extent the sum of all interim payments on the account of Percentage Rent collected by Buyer from each Tenant for the Applicable Percentage Rent Fiscal Year exceeds the amount of Percentage Rent to which Buyer is entitled with respect to such Tenant, then Buyer shall pay such excess to the Seller. Any such adjustment of interim payments received and actual Percentage Rent payable shall be made on a Lease-by-Lease basis (as opposed to aggregating all interim payments received by the Seller from all Tenants and offsetting the same against the entire amount of Percentage Rent payable by all Tenants). If the total sum of the interim payments on account of Percentage Rent collected by the Seller plus the interim payments on account of Percentage Rent collected by Buyer exceeds the Percentage Rent actually due from the Tenant, Buyer shall remit or credit Tenant with such excess and the Seller and Buyer shall make any necessary adjustment between them in accordance with the preceding provisions of this Subsection 2.3(m)(iii).

                              (iv)         No Further Adjustments.  On the
Final Adjustment Date, final prorations shall be made and, to the extent necessary, Buyer and Seller shall estimate items for which final sums are not available. Except for: (a) additional or supplemental real estate taxes, real estate tax credits or rebates, or other adjustments to real estate taxes due to back assessments, corrections to previous tax bills or real estate tax appeals or contests, and (b) any Additional Rentals or any Percentage Rent which may be contested by Tenants or cannot be computed by the Final Adjustment Date, the Final Closing Adjustment shall be conclusive and binding upon the Seller and Buyer.

                          (n)     Leasing Commissions and Tenant Improvements.
Any and all leasing commissions due and tenant improvements with respect to Leases in existence on the date hereof including the Pending Leases (as hereinafter defined in Exhibit "R") shall be paid in full and discharged by Seller. Any and all leasing commissions and tenant improvements with respect to Leases executed after the date hereof in accordance with the consent provisions described below, except for the Pending Leases shall be paid in full and discharged by Buyer.

                          (o)     Roof Repair Fund (herein so called).  All
roof repair fund payments accruing after the Close of Escrow shall be for the benefit of Buyer, and Seller hereby waives any rights or claims to any roof repair funds or monies for all sums paid after the Closing Date and not specifically related to an invoice sent to a Tenant for a period to the Closing Date.

                          (p)     Payment of Expenses.  Except as otherwise
specifically provided in this Agreement, Seller and Buyer shall each pay all of their own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all related accounting, legal and appraisal fees.

                          (q)     Continuing Effect.  Notwithstanding any
provisions of this Agreement to the contrary, the agreements made by Seller and Buyer pursuant to Subsections 2.3(h) through (p) (inclusive) shall survive the Closing.

                          (r)     Recordation; Escrow Fees.  The cost of the
municipal transfer taxes, if any, state and county transfer taxes required to be affixed to the deeds required herein, recording fees and escrow fees of Escrow Holder shall be divided and paid equally by Buyer and Seller.

                 2.4 Escrow Holder Authorized to Complete. If necessary, Escrow Holder is hereby authorized to insert the date of the Close of Escrow as the execution date of the deeds and is further authorized to insert the date of the Close of Escrow and to fill in blank spaces in any and all documents and instructions delivered to it so long as it is done in conformance with this Agreement.

         3.      CONDITIONS AND INSPECTION.

                 3.1 Conditions to TEM's and Buyer's Obligations. TEM shall have until 5:00 p.m. (Central Daylight Time) June 9, 1997 (the "Approval Time") to review and approve the "due diligence" matters set forth in Subsection 3.1(d). Buyer has reviewed and approved the matters set forth in Subsection 3.1(a), (b) and (c). If any of the Property or the "due diligence" matters are not approved by TEM by the Approval Time, or if any of the conditions set forth in Subsections 3.1(d), (e), (f) and (g) are not satisfied by the respective dates set forth therein (each such date being called an "End Date"), then TEM may elect to terminate this Agreement and receive the return of the Deposit and all interest earned thereon. TEM's election to terminate this Agreement pursuant to this Section 3.1 shall be effective if, on or before the Approval Time or the End Date, whichever is applicable, TEM has delivered to Seller and Escrow Holder TEM's notice of termination. Upon receipt by Escrow Holder of TEM's notice of termination pursuant to Section 3.1, Escrow Holder shall immediately return the Deposit and all interest earned thereon to TEM and this Agreement shall be deemed terminated. If TEM fails to notify Seller of its election to terminate this Agreement in accordance with this Section 3.1, then this Agreement shall remain in full force and effect.

                          (a)     Seller (i) has made available to TEM all
plans and specifications for the Property in Seller's possession or under Seller's control, together with all soils, geological and environmental reports and governmental reports in Seller's possession or under Seller's control in connection with the construction of improvements on the Property, and (ii) permitted TEM to examine the conditions of the Property, including but not limited to its soils and any environmental, structural, electrical, mechanical, roof, HVAC and other elements relating to the Real Property and the Improvements. TEM shall provide Seller with copies of all reports prepared by parties other than TEM in connection with TEM's examination of the Property. TEM shall give Seller, or Seller's manager or agent, designated by Seller for this purpose, at least twenty-four (24) hours' notice in advance of any intended inspection or entry. TEM shall comply with all laws and governmental regulations applicable to such inspection or entry. TEM shall indemnify, defend with counsel reasonably acceptable to Seller, and hold Seller, its directors, officers, employees, agents, representatives, attorneys and consultants harmless from and against any and all losses, costs, damages, liabilities and expenses (including reasonable attorneys' fees and costs of suit), arising out of acts or activities of TEM or TEM's agents or consultants on or about the Property; provided TEM shall only be responsible for actual, out-of-pocket losses, costs, damages, liabilities and expenses. TEM shall not remove flooring, make excavations or test borings, disturb any plants, trees or shrubs, or engage in any other activities destructive of the Property without Seller's consent, which consent shall not be unreasonably withheld or delayed. Any damage to the Property made by TEM or any persons acting for or on behalf of TEM shall be repaired promptly, replacing or restoring any vegetation that is damaged and generally putting the Property and all points of entry by the inspectors in substantially the same condition as before the inspection or entry.

                          (b)     TEM, through its affiliate, the Manager, has
copies of all Leases and amendments thereto relating to any portion of the Property, and Seller shall immediately deliver to TEM copies of any Leases or any subleases in Seller's possession, and any pending leases.

                          (c)     After acceptance of this Agreement, TEM (or
its authorized employees and agents) shall have the right to examine all of Seller's books and records pertaining to the Property including without limitation the following documents:

                                  (i)      Copies of all certificates of
occupancy, licenses, permits, authorizations, and approvals required by law and issued by all governmental authorities having jurisdiction and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions);

                              (ii)         Copies of all certificates of
existing insurance policies in force affecting the Property or any portion thereof and a synopsis of the existing policies (TEM shall have the right to review the existing policies at Seller's office);

                             (iii)         The original of each bill for
current real estate and personal property taxes and for the two most recent prior years, a current statement of assessed valuation, water charges and other utilities, together with proof of payment thereof;

                              (iv)         All records and files relating to
the Property including those records and files relating to the ownership, management, operation and maintenance of the Property;

                               (v)         The current operating budget for the
Property with applicable documentary support and operating statements for the years 1994, 1995 and 1996;

                              (vi)         The financial records of tenant
sales and tenant sales reports for 1994, 1995, 1996 and year to date 1997; and

                             (vii)         Tenant expense recapture calculation
worksheets and resulting billing for 1995, 1996 and projected 1997.

                          (d)     TEM  shall have the right to disapprove the
updated Survey described in Section 2.3(f) if it reflects any material change from the Survey.

                          (e)     Seller shall perform, observe and comply with
all the covenants, agreements, and conditions required by this Agreement to be performed, and observed, and complied with by, prior to or as of Close of Escrow.

                          (f)     The Title Company shall issue the Title
Policy as of Close of Escrow.

                          (g)     As of the Close of Escrow, Seller shall not
have made a general assignment for the benefit of creditors, nor have admitted in writing its inability to pay its debts as they become due, nor have filed a petition in bankruptcy or been adjudicated a bankrupt or insolvent or have filed a petition seeking any reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any present or future statute, law or regulation, nor have filed any answer admitting or failing to reasonably contest the material allegations of a petition filed against it in any such proceeding or seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Seller for any material part of Seller's property.

                 3.2 Conditions to Seller's Obligations. Seller's obligations to close Escrow and complete the transaction contemplated herein is subject to TEM's performance, observance and compliance with all the covenants, agreements, and conditions required by this Agreement to be performed, and observed, and complied with by, prior to or as of Close of Escrow.

                 3.3  Upon termination of this Agreement pursuant to Section
3.1 hereof, TEM shall return any and all documents, studies and other items received from Seller in TEM's possession, under control of, or reasonably available without additional cost to, TEM and Seller shall thereafter maintain the confidentiality of all such information relating to the Property and Seller as provided in Section 14.12 hereof.

         4.      CONDITIONS TO CLOSING.

                 4.1 Conditions to Closing. In addition to the conditions set forth in Section 3.1 above, the Closing and TEM's obligation to pay the Contribution Price and complete the transaction contemplated by this Agreement are subject to satisfaction of the following conditions, no later than the respective dates specified below in this Section 4.1, and the obligations of the parties with respect to such conditions are as follows:

                          (a)     Moratorium.  At the Closing Date, there shall
be no statute, law, judicial or administrative decision, proceeding, ordinance or regulation pending, or proposed and known to Seller, to be imposed by the Authorities or any public or private utility having jurisdiction over the Property which would prevent or materially and adversely impair the operation or use of the Property in the manner it is currently operated or used.

                          (b)     Representations, Warranties and Covenants of
Seller. Seller shall have materially performed each and every agreement to be performed by Seller hereunder and TEM shall have approved, pursuant to the Seller's Certificate (hereinafter defined), any material changes in the truth and accuracy of Seller's warranties and representations.

                          (c)     No Material Changes.  As of the Closing,
there shall have been no material adverse changes in the physical or financial condition of the Property. For purposes of this Subsection 4.1(c), a "material adverse change in the physical or financial condition of the Property" shall mean (i) the closing of operations by an Anchor of more than twenty-five percent of its store in the Mall or (ii) a change in the physical condition of the Property other than by condemnation or casualty which will result in $2,500,000 of loss of value to the Property or (iii) $250,000 of loss of annualized income of the Property.

                          (d)     Seller's Deliveries.  On or before the
Closing Date, Seller shall have delivered or caused to be delivered the items described herein to be delivered by Seller.

                          (e)     Title and Title Insurance.  At the Closing
Date, the Title Company shall have issued or shall have unconditionally committed to issue the Title Policy to Buyer as provided herein.

                          (f)     Hart-Scott-Rodino Antitrust Improvements Act
of 1976. On the Closing Date, the transaction shall be in compliance with that law commonly known as the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                          (g)     Estoppels Obtained.  The Mortgagee Estoppel
shall have been obtained and delivered to TEM.

                 4.2 Conditions Precedent to Seller's Obligations. The Closing and Seller's obligation to transfer the Property to Buyer and consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions, no later than the respective dates specified below in this Section 4.2, and the obligations of the parties with respect to such conditions are as follows:

                          (a)     Buyer's and TEM's Deliveries.  On or before
the Closing Date, Buyer and TEM shall have delivered the items described herein to be delivered by Buyer and TEM, respectively.

                          (b)     Contribution Price.  On or before the Closing
Date, TEM shall have deposited into Escrow, for disbursement as provided herein, the Contribution Price in accordance with Section 1.3 of this Agreement.

                          (c)     Representations, Warranties and Covenants of
Buyer and TEM. Buyer and TEM shall have materially performed each and every agreement to be performed by Buyer and TEM hereunder and each and every one of Buyer's and TEM's representations, warranties and covenants set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

                          (d)     Hart-Scott-Rodino Antitrust Improvements Act
of 1976. On the Closing Date, the transaction shall be in compliance with that law commonly known as the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         5.      ADDITIONAL OBLIGATIONS OF PARTIES.

                 5.1 Security Deposits. Subject to the provisions of Section 2.3(l), Seller shall, at the Close of Escrow, prorate and turn over to Buyer a current list of all tenants and security deposits, as well as all security deposited by any tenant where not prohibited by terms of the tenant's Lease and all of the original Leases under Seller's possession or control; and in connection with the receipt thereof, Buyer will hold and apply the security deposits for the purposes set out in such tenant's Lease and indemnify Seller against any liability in connection therewith.

                 5.2 Notices to Tenants, Parties to REA and Service Contractors. Immediately after the Close of Escrow, Seller and Buyer shall give written notices (i) to the Parties to the REA advising them of the change of ownership and directing them to pay all charges under the REA as directed by Buyer; (ii) to the Tenants advising them of the change of ownership and directing them to pay Rent and other charges under their respective Leases as directed by Buyer; and (iii) to each Party to each of the Service Contracts advising of the transfer and assignment of Seller's interest in the Contracts to Buyer and directing that future inquiries be made directly to Buyer.

                 5.3 Foreign Investors. If Seller fails to deliver the FIRPTA Certificate (as provided in Section 2.3(b)(ix)), to Buyer and TEM prior to or at the Close of Escrow, then the transaction shall be completed at the Close of Escrow, but TEM shall withhold ten percent (10%) of the "amount realized" (as set forth in the Regulations) by Seller and transmit to the appropriate Internal Revenue Service Center, all in accordance with said Section 1445 and the Regulations pursuant thereto. If Seller provides TEM with such executed certificate or notice prior to or at the Close of Escrow, then no such withholding shall occur.

                 5.4 Mortgagee Estoppel Certificate. On or before the Closing Date, Seller shall furnish to TEM and Buyer, an estoppel certificate and consent to transfer completed by Mortgagee, on the form attached hereto and incorporated herein as Exhibit "Z" (the "Mortgagee Estoppel"). Seller shall use its best efforts to obtain and deliver the Mortgagee Estoppel. If Seller has not obtained the Mortgagee Estoppel from Mortgagee within the time period set forth herein, TEM shall have the right, at TEM's sole option, to terminate this Agreement by written notice to Seller, and thereupon this Agreement shall immediately terminate and be of no further force or effect and the Deposit together with all interest accrued thereon shall be immediately returned to TEM.

         6.      OPERATION OF PROPERTY.

                 6.1 Access to and Information Concerning the Property and Consulting. Seller shall, between the date hereof and the Close of Escrow, allow TEM, its agents and attorneys access to the Property for purposes of inspecting the same or any part thereof at any time as they shall reasonably request, and furnish to TEM, its agents and attorneys any and all information in Seller's control regarding the Property and its operation that TEM, its agents and attorneys shall reasonably request from time to time.

                 6.2 Leasing of the Property. Prior to the Close of Escrow, Seller shall not terminate, amend or extend existing Leases, except with respect to the pending leases (the "Pending Leases") a schedule of which is attached hereto as Exhibit "R" in accordance with terms approved by TEM, or enter into new leases or lease extensions without the approval of TEM.
Approval or disapproval shall be given within five (5) business days of TEM's receipt of a proposal from Seller. A failure of TEM to respond within such five (5) Business Day period shall be deemed approval. To the extent approved by TEM, Seller agrees to promptly deliver to TEM true and complete copies of any lease amendments, lease extensions, lease termination agreements and new leases when fully executed. Seller shall at Seller's sole expense, satisfy in full all lease commissions, tenant allowances or monetary concessions and complete all alterations or other work required to be performed by Seller under the Leases (as shown on the Rent Schedule) or the Pending Leases.

                 6.3 Possession. Buyer shall have the non-exclusive right to possession of the Property as of the Close of Escrow.

                 6.4 Conduct of Business Pending Closing. From the date hereof until the Closing, Seller shall (a) use reasonable best efforts to maintain, for the benefit of TEM and Buyer following the Closing, the goodwill of Tenants, prospective tenants, vendors and other parties having business relations with Seller; (b) pay its debts (or in good faith contest the same) and perform its obligations as they become due; (c) maintain the Property in the same manner and condition that exists on the date hereof, as such condition shall be altered by reason of casualty, taking and/or normal wear and tear; (d) without the express written consent of TEM, not (i) enter into a new reciprocal easement or similar agreement or amend or modify, consent to the assignment of or waive any material right under the REA, (ii) make any alterations to the Property or enter into any new contracts or extend or renew or cancel any Service Contract relating to capital expenditures, (iii) enter into any other new contracts or extend, renew or cancel, consent to the assignment of or waive any material right under any other Service Contract, except for contracts executed in the ordinary and usual course and business and in accordance with past practices and policies which can be terminated without penalty or payment upon not more than thirty (30) days prior notice, (iv) sell, transfer, exchange, further encumber or grant interests (including easements) in the Property or any part thereof or engage in negotiations or discussions with, or otherwise solicit or assist, any third party relating to the acquisition by such third party of the Property or the equity interests in Seller, and (v) otherwise take any action which could or would render inaccurate any of the representations or warranties made by Seller in this

Agreement; and (e) otherwise operate the Property in the ordinary course consistent with current practice.

                 6.5 Assistance Following Closing. From and after the Closing, Seller shall provide reasonable assistance to TEM and Buyer in connection with the preparation of financial statements and bills and the adjustment of losses and claims and the enforcement or settlement of any such claims. Without limiting the foregoing, Seller shall, upon the request of TEM from time to time, provide signed representation letters with respect to revenues and expenses of Seller if required under generally accepted accounting practices to enable TEM's or Buyer's accountants to render an opinion on TEM's or Buyer's financial statements.

         7.      TITLE AND WARRANTIES.

                 7.1 Seller's Representations and Warranties. Seller hereby represents, warrants and covenants to TEM and Buyer as follows:

                          (a)     Seller has full power and authority to enter
into and perform this Agreement in accordance with its terms; Seller is a general partnership duly organized, validly existing and in good standing under the laws of the State of Nevada, and to the best of Seller's knowledge, it has made all filings and recordings necessary to exist, operate and do business under all presently applicable Governmental Regulations and has the full and unrestricted power and authority, to own, operate and lease its properties, to carry on its business as currently conducted and to execute and deliver this Agreement and any other instruments to be delivered pursuant hereto, and to perform all of its obligations under this Agreement and any other instruments to be delivered pursuant hereto.

                          (b)     To the best of Seller's knowledge and belief,
there are currently no defaults or any acts or events which, with the passage of time or giving of notice or both, could become defaults under the First Note, or the Second Note.

                          (c)     Except as otherwise disclosed on the Schedule
of Reports and Studies attached hereto as Exhibit "S", Seller has no knowledge of any notice, order or directive of any Authorities that any work of repair, maintenance, or improvement be performed on the Property.

                          (d)     Except as otherwise disclosed on the
Schedules of Regulatory Compliance attached hereto as Exhibit "T" ("Regulatory Compliance") or on Exhibit "S", Seller has received no notice from any Authorities, any board of fire underwriters, improvement association, or architectural committee relating to defects in the improvements on the Property, relating to noncompliance with any applicable building code, laws, regulations or restrictions applicable to the Property that has not been corrected, or relating to any threat of impending condemnation.

                          (e)     Seller has received no notice from any
Authorities of any pending or contemplated condemnation or change of zoning affecting the Property.

                          (f)     To the best of Seller's knowledge, the Rent
Schedule provided is a complete and correct list of all leases, tenancies, and other rights of occupancy or use for any portion of the Property in effect on the date of this Agreement and all of the tenant leases are the result of bona fide arm's-length negotiations between the parties.

                          (g)     Except for the completion of tenant
improvements under Leases which Seller is obligated to complete and for budgeted repair and maintenance for the Property, from and after the Effective Date, Seller will not authorize the Manager to (i) perform any grading or excavation, construction, or removal of any improvements, or make any other change or improvement upon or about the Property; (ii) create or incur, or suffer to exist, any mortgage, lien, pledge, or other encumbrances in any way affecting the Property without TEM's written approval; and (iii) commit any waste or nuisance upon the Property. Seller will, maintain and keep the Property in neat condition and will observe all laws, ordinances, regulations, and restrictions affecting the Property and its use, until the Close of Escrow.

                          (h)     Except as otherwise disclosed on the
Environmental Disclosures attached hereto as Exhibit "U", and the Asbestos Surveys and Reports a listing of which is attached hereto as Exhibit "V", (i) to the best of Seller's knowledge, Seller has fully complied with the Federal Resources Conservation and Recovery Act ("RCRA"), the Federal Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. Section 136 et. seq.; the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et. seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et. seq.; the Clean Water Act (the "Clean Water Act"), 33 U.S.C. Section 1251 et. seq.; and the Clean Air Act (the "Clean Air Act"), 42 U.S.C. Section 7401 et seq. and all comparable federal and/or state laws, implementing federal and/or state regulations and local ordinances (hereafter "Applicable Environmental Laws") and (ii) to the best of Seller's knowledge and belief, the Property does not contain contaminants, toxic or hazardous substances or materials within the meaning of the Applicable Environmental Laws. Seller hereby discloses and Buyer acknowledges that some components of the Improvements contain asbestos material. Seller has not received any written notice from any governmental unit or other person that (i) it or the Property is not in compliance with any Applicable Environmental Laws, (ii) there are administrative, regulatory or judicial proceedings pending or alleging any violation of any Applicable Environmental Laws, or (iii) there is liability or claims under any applicable Environmental Laws. Except as set forth on Exhibit "U", Seller has not installed any underground or above ground storage tanks on, under or about the Property and, to Seller's knowledge, no such tanks are located on, under or about the Property.

                          (i)     Except as disclosed on the schedule of
pending litigation attached hereto as Exhibit "W" ("Pending Litigation"), Seller has received no written notice of any threatened litigation and to the best of Seller's knowledge, there is no litigation pending not covered by public liability insurance that might adversely affect the value or the use or operation of the Property for its intended purpose or the ability of Seller to perform its obligations under this Agreement. Seller shall notify TEM promptly of any such litigation of which Seller becomes aware.

                          (j)     Seller is not a "foreign person" within the
meaning of Section 1445(f)(3) of the Code.

                          (k)     Seller has not filed or been the subject of
any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

                          (l)     The execution, delivery and performance of
this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and Seller's general partners. This Agreement has been, and the Seller Closing Documents will be, duly executed and delivered by Seller. This Agreement constitutes, and when so executed and delivered the Seller Closing Documents will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

                          (m)     None of the execution, delivery or
performance of this Agreement by Seller does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any Lien upon the Property or require the approval or waiver of or filing with any person or entity (including without limitation any Authorities) under
(i) the organizational documents of Seller or its general partners or, any agreement, instrument or other document to which Seller or its general partners is a party or by which it is bound or (ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of any Authorities applicable to Seller or its general partners.

                          (n)     The REA constitutes the only reciprocal
easement agreements or operating agreements encumbering the Property. A true and complete copy of the REA has heretofore been furnished to Buyer, together with each written modification thereof and supplement thereto. Seller has not made any oral promises or agreements amending or modifying the REA with any REA Party.

                                  (i)      The REA is valid and in full force
and effect. As of the Closing Date, no interest in the REA will be assigned to any party other than Buyer, or otherwise pledged or encumbered in any way.

                              (ii)         None of the parties to the REA has
made any written claim which has been received by Seller (A) that Seller has defaulted in performing any of its obligations under the REA which has not heretofore been cured, (B) that any condition exists which with the passage of time or giving of notice, or both, would constitute any such default, (C) that such REA party is entitled to any reduction in, refund of, or counterclaim or offset against, or is otherwise disputing, any Additional Rent or other charges paid, payable or to become payable by such REA party, (D) that such REA party is entitled to cancel its REA or to be relieved of its operating covenants thereunder, or (E) that there is a violation of any of the covenants, conditions or restrictions contained in such REA.

                          (o)     To the best of Seller's knowledge, Exhibit
"E" which was prepared by the Manager contains a true and complete list of all Service Contracts, including all modifications thereof. There has been no material default (without giving effect to any notice and cure rights) by Seller under any Service Contract or any written claim received by Seller of any such default by any party thereto, which has not heretofore been cured except as set forth on Exhibit "E". A true and complete copy of each Service Contract, together with any amendments or supplements thereto, has been delivered or made available to TEM by Manager.

                          (p)     To the best of Seller's knowledge, Exhibit
"T" contains a list of all permits and licenses currently maintained by Seller with respect to the Property. Seller has not received any written notice of violation from any Authorities that has not been cured or otherwise resolved to the satisfaction of such Authority. To Seller's knowledge, the permits and licenses listed on Exhibit "T" are all of the licenses and permits which are required for the present use of the Property.

                          (q)     The term "knowledge", when used in this
Agreement, shall mean only such information as has actually been communicated to, or learned by, the employees or officers of the entity to whose actual knowledge reference is made (without imputing to those employees or officers, or to that entity, the knowledge of any other person or entity). In furtherance to the sale of the Property, Seller obtained and is familiar with the due diligence materials, including the studies and reports referenced therein, described in Exhibits "O" and "P".

                          (r)     The representations and warranties set forth
in this Article shall be continuing and shall be true and correct on and as of the date of Close of Escrow with the same force and effect as if made at that time, and all such representations and warranties shall survive the Close of Escrow for one (1) year. If, prior to the Closing, Seller becomes aware of any fact or circumstance that would materially change a representation or warranty of Seller in this Agreement, then Seller shall promptly give written notice of such changed fact or circumstance to TEM. If, prior to Closing, upon Seller's notice or otherwise, TEM becomes aware of: any material failure of any condition to the obligations of TEM to close the transactions contemplated in this Agreement; the untruth or inaccuracy of, or facts or circumstances which would change materially, any representation or warranty of Seller in this Agreement; or the failure of Seller to comply with any provision of this Agreement; then TEM shall have the sole option of: (i) waiving such condition, breach of warranty, or breach, and proceeding to Close the transactions contemplated in this Agreement; (ii) subject to Seller's agreement and concurrence agreeing with Seller to adjust the terms of this Agreement to compensate TEM for such change; or (iii) terminating this Agreement and receiving the return of the Deposit as TEM's sole remedy prior to Closing.

                 7.2 TEM's Warranties. TEM hereby represents, warrants and covenants to Seller as follows:

                          (a)     TEM is a limited partnership validly existing
and in good standing under the laws of the State of Delaware with full right, power and authority to execute, deliver and perform this Agreement.

                          (b)     The execution, delivery and performance by
TEM of this Agreement have been duly and validly authorized by all requisite action on the part of TEM. This Agreement has been duly executed and delivered by TEM. This Agreement constitutes the legal, valid and binding obligations of TEM, enforceable against it in accordance with its terms.

                          (c)     None of the execution, delivery or
performance of this Agreement by TEM does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default or result in a loss of rights under or require the approval or waiver of or filing with any person (including without limitation any governmental body, agency or instrumentality) under (i) the limited partnership agreement of TEM or any material agreement, instrument or other document to which TEM is a party or by which TEM is bound or (ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to TEM.

                 7.3 Buyer's Warranties. Buyer hereby represents, warrants and covenants as follows:

                          (a)     Buyer is a general partnership duly
organized, validly existing and in good standing under the law of the State of Texas, and to the best of Buyer's knowledge, has made all filings and recordings necessary to exist, operate and do business under all presently applicable Governmental Regulations and has the full and unrestricted power and authority, corporate or otherwise, to own, operate and lease its properties, to carry on its business as currently conducted and to execute and deliver this Agreement and any other instruments to be delivered pursuant hereto, and to perform all of its obligations under this Agreement and any other instruments to be delivered pursuant hereto.

                          (b)     The execution, delivery and performance by
Buyer of this Agreement and all other instruments required to be delivered pursuant hereto, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the due consummation of the transaction contemplated hereby, have been duly and validly authorized by all necessary partnership action (all of which actions are in full force and effect), and do not: (1) require any consent or approval of any partner, lender, shareholder, creditor, investor, judicial or administrative body, Authority or other party which has not already been obtained; or (2) conflict with, or result in any breach of, or constitute a default under, any presently applicable Governmental Regulation, bond, note, or other evidence of indebtedness, or under any contract, indenture, mortgage, deed of trust, loan, lease, partnership agreement, articles of incorporation, bylaws, shareholder agreement or any other agreement or instrument to which Buyer is a party or by which Buyer or any of Buyer's properties may be bound or affected.

                          (c)     Buyer's representations and warranties
contained herein are and will be true and correct as of the Close of Escrow.

         8.      ASSIGNMENT.

                 8.1 No Other Assignment. Neither Buyer, TEM nor Seller shall assign all or any part of this Agreement or any of their rights or obligations hereunder, or any interest herein, whether by operation of law or otherwise, without the prior written consent of Seller, TEM or Buyer, as applicable, and any such assignment contrary to the terms hereof shall be null and void and of no force or effect. Except as the other party may otherwise agree in writing, in no event shall any assignment by TEM, Buyer or Seller of all or any part of this Agreement or any of their rights or obligations under this Agreement, whether before or after the Closing, release TEM, Buyer or Seller, as the case may be, from any of their respective liabilities or obligations hereunder.

         9.      BROKERAGE COMMISSIONS.

                 9.1 Mutual Representations. Each party represents to the other that no brokers except Morgan Stanley Realty have been involved in this transaction. Seller shall pay any commissions owed to Morgan Stanley Realty. It is agreed that if any claims for brokerage commissions or finder's fees or like payment arise out of or in connection with the transaction provided herein, and in the event any claim is made, all such claims shall be handled and paid by the party whose actions or alleged commitment form the basis of such claim. It is further agreed that each party whose actions or alleged commitment form the basis of a claim agrees to indemnify and hold harmless the other party from and against any and all claims or demands with respect to the brokerage fees or agent's commissions or other compensation asserted by any person, firm, or corporation in connection with this Agreement or the transactions contemplated hereby.

         10.     NOTICES.

                 Any notices given under this Agreement shall be in writing and shall be served either personally or delivered by first class or express U.S. mail with postage prepaid, return receipt requested pursuant to registered or certified mail, or by nationally recognized overnight commercial courier service with charges prepaid. Notices may also effectively be given by transmittal over electronic transmitting devices if the party to whom the notice is being sent has a receiving device in its office, and provided a complete copy of the notice shall also be served either personally or in the same manner as required for a mailed notice. Notices shall be deemed received at the earlier of actual receipt or one (1) day following deposit in U.S. mail with postage prepaid or with a nationally recognized overnight commercial courier service with charges prepaid. Notices shall be directed as follows:

                 If to Seller:             Atlantic Freeholds II
                                           c/o Grosvenor International
                                             California Limited
                                           100 Pine Street, Suite 3200
                                           San Francisco, California  94111
                                           Attention:  William J. Abelmann
                                           Fax No:          (415) 434-2742
                                           Telephone No:    (415) 434-0175

                 Copy to: Greene Radovsky Maloney & Share LLP Four Embarcadero Center, Suite 4000 San Francisco, California 94111
                                           Attention:  Graham Maloney
                                           Fax No:          (415) 777-4961
                                           Telephone No:    (415) 981-1400

                 If to TEM:                Town East Mall, L.P.
                                           c/o General Growth Properties, Inc.
                                           55 West Monroe, Suite 3100
                                           Chicago, Illinois  60603-5060
                                           Attention:  Joel Bayer
                                           Fax No:          (312) 551-5475
                                           Telephone No:    (312) 551-5015

                 Copy to:                  Neal Gerber & Eisenberg
                                           Two North La Salle, Suite 2200
                                           Chicago, Illinois  60602
                                           Attention:  Reuben C. Warshawsky
                                           Fax No:          (312) 269-1747
                                           Telephone No:    (312) 269-8412

                 If to Escrow              Chicago Title Insurance Company
                    Holder:                388 Market Street
                                           San Francisco, California  94111
                                           Attention:  Rita Abbey
                                           Fax No.:         (415) 434-2176
                                           Telephone No:    (415) 291-5153

         11.     CONDEMNATION AND DESTRUCTION.

                 11.1 Eminent Domain or Taking. If, prior to the Close of Escrow, any portion of the Property is taken or if the access to the Project is reduced or restricted, by eminent domain or otherwise (or is the subject of a pending, threatened or contemplated taking which has not been consummated), TEM shall have the option, in TEM's sole and absolute discretion, to terminate this Agreement upon written notice to Seller given not later than ten (10) business days after TEM is notified of such taking (and if necessary, the Closing Date shall be extended by the number of days necessary to provide TEM such ten (10) Business Day period). If TEM elects to terminate this Agreement, neither party shall have any further rights or obligations hereunder, except the payment of title and escrow cancellation costs, which shall be borne equally by Seller and TEM. If TEM does not elect to terminate this Agreement, all awards for the taking by eminent domain which accrue to Seller shall be paid to TEM and the parties shall proceed to the Closing pursuant to the terms hereof, without modification of the terms or Contribution Price of this Agreement, provided that TEM shall accept the Property "AS IS" and "WITH ALL FAULTS" insofar only as such condemnation is concerned, and all of Seller's covenants, representations and warranties hereunder shall be deemed modified accordingly. Unless or until this Agreement is terminated, Seller shall not take any action with respect to any eminent domain proceeding without the prior written consent of TEM which consent shall not be unreasonably withheld or delayed.

                 11.2 Fire or Casualty. Prior to the Closing, and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by fire or other casualty shall be borne as set forth in this Section
11.2. If, prior to the Closing, any part of the Property is damaged or destroyed by earthquake, flood, landslide, fire or other casualty, Seller shall immediately notify TEM of such fact. If such damage or destruction is "material", either TEM or Seller shall have the option to terminate this Agreement upon written notice to the other party given not later than thirty
(30) days after receipt of Seller's notice of such damage or destruction (and, if necessary, the Closing Date shall be extended by the number of days necessary to provide Buyer such thirty (30) day period). For purposes hereof, "material" shall be deemed to be any uninsured damage or destruction to the Property in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), and any insured damage or destruction to the Property where the cost of repair or replacement is estimated to be Five Hundred Thousand Dollars ($500,000.00) or more. If either TEM or Seller elects to terminate this Agreement, neither party shall have any further rights or obligations hereunder except the payment of title and escrow cancellation charges which shall be borne equally by TEM and Seller. If neither TEM or Seller elects to terminate this Agreement, or if the damage or destruction is not material, this Agreement shall not terminate but Seller shall be entitled to the proceeds of any insurance maintained by or on behalf of Seller and Seller shall repair or restore the damage or destruction to the same condition as existed prior to the casualty as soon as reasonably practical but in no event more than 60 days after the casualty, and upon the completion of such repair or restoration the parties shall proceed to the Closing pursuant to the terms hereof without any adjustment of the Purchase Price.

         12.     DEFINED TERMS.

                 12.1 Definitions. The following terms shall have the respective meanings assigned to them:

                          (a)     Additional Rental - means such sums and
charges payable by the Tenant's pursuant to the Leases (other than Minimum Rent and Percentage Rent) including without limitation, expense reimbursement; operating cost pass-throughs; utility charges; common area maintenance charges; charges payable under the REA; administrative charges, real estate and privilege taxes; Roof Repair Fund and insurance cost reimbursements.

                          (b)     Affiliate - means with respect to any
specific entity or natural person, any firm, corporation, partnership, association, trust or other entity which is controlled by, under the common control of or subject to the control of such specific entity or natural person. For purposes hereof, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity, or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract or otherwise.

                          (c)     Authorities - means all federal, state,
county and local governmental and quasi-governmental bodies, boards, commissions, agencies and courts having jurisdiction over the Property including, without limitation, the City of Mesquite, the County of Dallas, and the State of Texas.

                          (d)     Business Day - means the days (other than
Saturday or Sunday) on which federally insured national banking associations are required to be open for business in Dallas County, Texas.

                          (e)     Improvements - mean, in addition to its
definition in the Recital of Facts, all buildings, fixtures, structures, streets, roadways, sidewalks, walkways, parking areas, storm drainage facilities, utility systems (including sanitary sewer, natural gas, domestic and fire protection water, electrical, telephone and cable television systems) and any other facilities or improvements situated on the Real Property or constructed as part of the Improvements. The term "Improvements" also means all rights, titles and interests appurtenant to the Real Property, including rights and obligations under any REA and rights to all streets, alleys, easements and rights of way, in, on, across, in front of and abutting or adjoining the Real Property.

                          (f)     Leases - means all leases, licenses, guaranty
agreements, rental agreements or occupancy agreements and all amendments, modifications and supplements thereto, executed by either (i) unilaterally by Seller; or (ii) Seller and Tenant; or

(iii) a third party guarantor of a Lease, relative to occupying space within the Improvements (together with all rents, issues and profits thereunder).

                          (g)     Minimum Rent - means all base rent, minimum
rent or basic rent payable in fixed installments for stated periods by Tenants under the Leases.

                          (h)     Official Records - means the Real Property
Records of Dallas County, Texas.

                          (i)     Percentage Rent - means rentals which are
expressed as a fixed percentage or percentages of the gross receipts or gross sales in excess of the stated "break point" of the Tenants under the Leases.

                          (j)     Permitted Encumbrances - means and shall
include (i) the Permitted Exceptions; and (ii) matters affecting the Property set forth in the Title Commitment and approved, or deemed approved, by Buyer pursuant to Section 2.3(f).

                          (k)     Personal Property - means, in addition to its
definitions in the Recitals of Fact, all fixtures, food court furniture and fixtures, equipment, appliances, carpet, drapes, maintenance equipment and tools, all other machinery, landscaping, planting and foliage and furniture and personal property of every kind or character owned by the Seller and located in or on or used in connection with the Real Property or the Improvements or operations thereon, including the personal property described on the Personal Property Inventory. The term "Personal Property" shall be deemed to exclude all property owned by the Tenants and by the Anchors.

                          (l)     Personal Property Inventory - means the list
attached as Exhibit "D".

                          (m)     Proration Date - means 11:59 p.m. on the date
preceding the Closing Date, such that Buyer is deemed to have owned the Property the entire day upon which the Closing occurs.

                          (n)     REA - shall have the meaning set forth
otherwise herein and shall also include all other agreements between the "Developer" or "Operator" thereunder and any Anchor pertaining thereto, such other agreements to include, but not be limited to, those listed on Exhibit "B".

                          (o)     Real Property - means, in addition to the
definition in the Recital of Facts, the real property described in Exhibit "A" together with all and singular the rights pertaining to such real property, including, without limitation, any right, title and interest of Seller, if any, in and to all adjacent streets, roads, alleys, underground tunnels, easements, licenses, and rights-of-way, whether such property is owned or claimed by deed, limitations, or otherwise, and whether such real property is located inside or outside the metes and bounds description contained in Exhibit "A", located within the Survey.

                          (p)     Rentals - means, collectively, all Minimum
Rent, Additional Rentals, Percentage Rent and other sums and charges payable by the Tenants under the Lease. Rentals shall not include Security Deposits unless and until such Security Deposits are forfeited.

                          (q)     Security Deposits - means all security
deposits, Rentals prepaid for a period which is more than thirty (30) days in advance, access card or key deposits, cleaning fees and other deposits (plus any interest accrued thereon) paid by Tenants to Seller pursuant to the Leases.

                          (r)     Title Company:

                                  Chicago Title Insurance Company
                                  388 Market Street
                                  San Francisco, CA  94111

                          (s)     Title Underwriters - cumulatively the
following title insurance underwriters with their indicated amounts of title insurance coverages:

        UNDERWRITER                   AMOUNT OF COVERAGE

Chicago Title Insurance Company   $_____________ (primary
                                                 liability)

_______ Title Insurance Company   $_____________ (reinsurance)

_______ Title Insurance Company   $_____________ (reinsurance)

_______ Title Insurance Company   $_____________ (reinsurance)


                 12.2  Use of Defined Terms.  The definitions set forth in
Section 12.1 are intended to supplement and be consistent with the defined terms set forth in the Recitals of Fact and in the other Sections hereof, but in the event of any conflict between defined terms in the Recitals of Fact or the other Sections and the definitions in Section 12.1, the definitions in
Section 12.1 shall prevail. Any defined terms used in the plural shall refer to all members of the relevant class and any defined terms used in the singular shall refer to any number of members of the relevant class. Any reference to this Agreement or any Exhibits hereto and any other instruments, documents and agreements shall include this Agreement, Exhibits and other instruments, documents and agreements as originally executed or existing and as the same may from time to time be supplemented, modified or amended.

                 12.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required by this Agreement to be submitted shall, unless otherwise expressly stated, be prepared in conformity with generally accepted accounting principles, applied on a consistent basis.

         13.     MISCELLANEOUS.

                 13.1 Additional Actions and Documents. Each of the parties hereto hereby covenants to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered, and filed such further documents and instruments, and to obtain such consents, as may be necessary or as may be reasonably required in order to effectuate fully the purposes, terms, and conditions of this Agreement, whether before, at, or after the Closing.

                 13.2 Limitations on Benefits. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

                 13.3 Cumulative Remedies. Prior to or following the Closing, each and every one of the rights, benefits and remedies provided to TEM or Buyer by this Agreement, or any instrument or documents executed pursuant to this Agreement, are cumulative, and shall not be exclusive of any other of said rights, remedies and benefits allowed by law or equity to TEM or Buyer including the right to bring an action for specific performance. From and after the Closing, each and every of the rights, benefits and remedies provided to Seller by this Agreement, or any other documents or agreements delivered at, or in connection with, the Closing shall be cumulative and shall not be exclusive of any other of said rights, remedies and benefits allowed under this Agreement or such other documents or agreements; provided, however, it being expressly agreed that Seller's sole remedy in the event of a breach of this Agreement by TEM or Buyer shall be to receive the Deposit as liquidated damages and not as a penalty.

                 13.4 Pronouns; Time. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require. If any period or time set forth in this Agreement ends or occurs on a day which is not a Business Day, then such period or time shall instead end on the next immediately following Business Day.

                 13.5 Exhibits. The Exhibits and Schedules enumerated herein are attached hereto. When attached to this Agreement, the Exhibits and Schedules are hereby made a part of this Agreement as fully as if set forth in the text hereof.

                 13.6 Headings. The title and headings of the various Sections hereof are intended solely for means of reference and are not intended for any purpose whatsoever to modify, explain or place any construction on any of the provisions of this Agreement.

                 13.7 Invalidity. If any of the provisions of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement by the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be effected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                 13.8 Attorneys' Fees. In the event of any litigation between the parties hereto to enforce any of the provisions of this Agreement or any right of either party hereto, the unsuccessful party to such litigation agrees to pay the successful party all costs and expenses, including reasonable attorneys' fees, incurred hereby by the successful party, all of which may be included in and as part of the judgment rendered in such litigations.

                 13.9 Entire Agreement. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceedings, if any, involving this Agreement. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

                 13.10 Successors. All the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.

                 13.11 Counterparts. This Agreement may be executed in several counterparts each of which shall be an original, but all of such counterparts shall constitute one such Agreement.

                 13.12 Confidentiality. Until Closing, TEM and its partners, attorneys, agents, employees and consultants will treat the information disclosed to it by Seller and marked as confidential information, giving it the same care as TEM's own confidential information, and make no use of any such confidential information not independently known to TEM except in connection with the transactions contemplated hereby. In the event of any termination of this Agreement in accordance with its terms, TEM shall promptly return copies of all such confidential information to Seller. In addition, the parties shall agree to any press release to be issued regarding this transaction, and except as required by applicable law, neither party shall issue any such release or make any statement to the media without the other party's consent, which shall not be unreasonably withheld.

                 13.13 Force Majeure. The time for performance of either TEM's Buyer's or Seller's obligations hereunder shall be extended for a period equal to any delays in the performance of that party's obligations caused by acts of God, labor disputes, strikes, weather conditions, riots, storms, delays or unavailability of supplies, breach by the Seller's contractor or subcontractors, or any other causes beyond Buyer's or Seller's reasonable control, as the case may be (collectively, "Force Majeure Events"); provided, however, lack of funds or willful acts of a party shall not constitute a Force Majeure Event hereunder. Further, it shall be a condition to any extension of the time for a party's performance hereunder that such party notify the other party within five (5) Business Days following the occurrence of the Force Majeure Event. In the event any such delays shall cause or are reasonably likely to cause the Closing Date to extend six (6) months beyond December 31, 1997, then either party shall have the right to terminate this Agreement.

                 13.14 Time of the Essence. Time is of the essence in this Agreement.

                 13.15 Indemnification by Seller. From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, TEM and their respective Affiliates, members, partners, employees, representatives and agents, and their respective successors and assigns (collectively, the "INDEMNIFIED BUYER PERSONS") from and against any and all claims, actions, suits, demands, losses, damages, liabilities, obligations, judgments, settlements, awards, penalties, costs or expenses, including, without limitation, reasonable attorneys' fees and expenses ("Losses") incurred or suffered by any Indemnified Buyer Person that results from, relates to or arises out of (a) claims (excluding, however, claims that are actually known to TEM or the key employees of Manager (as hereinafter defined - "Key Employees") prior to the Close of Escrow) made by any Tenant or Anchor under the Leases, any Party to the REA under the REA, or by any Party under those Contracts assigned to Buyer, that relate to any actions or events first occurring, or obligations first accruing, prior to the Closing Date, (b) any event, occurrence or accident at any time prior to the Closing Date relating to the Property excluding events, occurrences or accidents not covered by insurance and actually known to TEM or the Key Employees of Manager, or (c) the Pending Claims as are more particularly described on Exhibit AA attached hereto. The Key Employees are John Millar, Doug Wilson, Armand Mastropietro, Ron Cornwell or Betty Burton. As used in this Section 13.15, "actually known to TEM or the Key Employees of Manager" shall mean actual knowledge of TEM or the Key Employees of Manager, but only with respect to information acquired by TEM or the Key Employees after December 22, 1995. This
Section 13.15 shall survive the Close of Escrow. Claims against Seller or the Property arising from CAM charges, Rentals, any construction contract or service agreement or operations expenses shall be borne by Seller regardless of any knowledge of TEM or the Key Employees.

                 13.16 Breach of Contract. Notwithstanding anything to the contrary contained in this Agreement, in the event of any breach or inaccuracy of any representation or warranty made by Seller in this Agreement or in the Seller Closing Documents, or in the event of any breach or non-fulfillment by Seller of any of the covenants or agreements of Seller contained in this Agreement or the Seller Closing Documents, Buyer or TEM shall have the right, in addition to any other rights or remedies provided in this Agreement, to bring an action for breach of contract and for damages against Seller.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth below and is effective as of the latter.

                                           SELLER:

                                           ATLANTIC FREEHOLDS II,
                                           a Nevada general partnership

                                           By:     GROSVENOR INTERNATIONAL
                                                   (ATLANTIC FREEHOLDS) LIMITED,
                                                   a Nevada corporation,
                                                   its general partner


                                              By:  /s/ William J. Abelmann
                                                   ----------------------------
                                              Its: Director


                                              By:  /s/ David Olson
                                                   ----------------------------
                                              Its: Senior Vice President

                   BUYER:

                   TOWN EAST MALL PARTNERSHIP, a Texas
                   general partnership

                   By: TOWN EAST MALL, L.P., a Delaware limited partnership, its general partner

                        By:  TOWN EAST MALL, INC.,
                             a Delaware corporation,
                             its general partner


                             By: /s/ Joel Bayer
                                 ----------------------------
                                 Name: Joel Bayer
                                       ----------------------
                                 Title: Vice President
                                        ---------------------

                   By:  ATLANTIC FREEHOLDS II, a Nevada
                        general partnership,
                        its general partner

                        By:  GROSVENOR INTERNATIONAL
                             (ATLANTIC FREEHOLDS) LIMITED,
                             a Nevada corporation,
                             its general partner


                             By: /s/ William J. Abelmann
                                 ----------------------------
                                 Name: William J. Abelmann
                                       ----------------------
                                 Title: Director
                                        ---------------------

                             By: /s/ David Olson
                                 ----------------------------
                                 Name: David Olson
                                       ----------------------
                                 Title: Senior Vice President

                                        TEM:

                                        TOWN EAST MALL L.P., a Delaware
                                        limited partnership

                                        By:  Town East Mall, Inc., a
                                             Delaware corporation, its
                                             general partner



                                             By: /s/ Joel Bayer
                                                 ------------------------------
                                                 Name: Joel Bayer
                                                       ------------------------
                                                 Title: Vice President
                                                        -----------------------